Exhibit 10.2

February 25, 2016

To:	Colm Kelleher
From:	Human Resources

Subject: Relocation from London to New York as a Local Employee

This package has been designed to assist you in your move from your current position in London to a position in

New York as a local United States of America employee.

Please consult the Morgan Stanley Worldwide International Relocation policy for additional details regarding these benefits.

Should you have any questions or concerns about any aspect of this package, please contact the appropriate person in International Services:

Name	Contact Number	Email	Location	Team
Andrea Dowling	[redacted]	[redacted]	London	Human Resources

Lloyd Levenberg	[redacted]	[redacted]	New York	Human Resources

Catherine Quinn	[redacted]	[redacted]	Purchase	International Services

Compensation and Benefits

Base Salary and Above Base Compensation: Upon transfer your base salary and total compensation will be determined in US dollars. Please note that you cannot be paid from the US payroll until you have completed the necessary requirements. Completing your onboarding paperwork is the first step in your orientation process. Upon transfer you will receive an email from HR with detailed instructions on how to complete your onboarding paperwork online and you will be provided a username/password to logon.

Please contact your tax advisor if you need assistance completing the W4 form or refer to the IRS website (http://www.irs.gov/) to access their withholding calculator.

Personal Details Update: Please update your personal and work location details via the Self Service Tab in the Corporate Directory. Please note that if you do not set up direct deposit immediately, your paycheck will be mailed to your home address on file even if is outside of the United States. Please make sure direct deposit is set up and/or that you update your current US address via Self Service.

Benefits: Upon your relocation to the US, you will be enrolled in the US Health and Welfare and Retirement and Savings Plan benefit programs. You have 31 days after your transfer to make this election or you will be automatically enrolled in the coverage listed in the “If You Do Not Make Elections” section of your personalized enrollment worksheet, which you will receive from the Benefit Center approximately 7 business days after your relocation.

If you have a US social security number on file with the Firm, you must log into the Benefit Center website [website address redacted] and click on Register as a New User on the right navigation bar to enroll.

Work Documentation

Employment Visa: The Visa Center will determine the type of visa required and contact you to begin the process. (email: msvisacenter@ogletreedeakins.com)

Compliance: Compliance has a dedicated team which facilitates the registration process for Morgan Stanley and its employees, assisting with obtaining and maintaining the appropriate licenses and managing the registration filings for Morgan Stanley and its branch offices.

Please contact your local Compliance Registrations team if you have any questions relating to registration and licensing requirements.

Taxes: The Firm will authorize PriceWaterhouseCoopers to prepare your United Kingdom and United States taxes relating to your year of transfer.

You should be aware that your move may impact the tax treatment of the discretionary year-end Above Base Compensation (cash bonus and deferred incentive compensation) awarded to you, if any, at the end of the Firm’s current fiscal year and/or deferred incentive compensation granted in prior years. The Firm will ensure that appropriate corporate and payroll reporting is adhered to in both the United Kingdom and the United States of America, as required. Consequently, it is advised that you retain a bank account in the United Kingdom following your relocation.

Relocation Allowance: You will receive a relocation allowance of USD 6,250 for miscellaneous expenses based on a family size of 2. Miscellaneous expenses would include the purchase of small household appliances, curtain and carpet refitting, rental car expenses, driver’s license fees, etc.

Corporate credit cards may not be used for relocation expenses. Relocation expenses charged on corporate cards will not be processed.

Home Search Trip: Employees with accompanying dependents are eligible to visit the assignment location for a maximum of 7 days to secure housing, to orient themselves to the new location and to address family issues. Round-trip airfares and hotel accommodation can be arranged through the Firm’s Travel department.

A per diem allowance of USD 45 for the employee and USD 25 for each dependent travelling on the home search trip will be provided to cover for incidental expenses during that trip.

Travel Expenses at Time of Transfer: You will be reimbursed for customary and reasonable transportation expenses for travel to New York including airfare in the class determined by your department’s travel policy and transportation to and from airports. All personal belongings should accompany you during your travel. The Firm will reimburse reasonable excess baggage costs. If you anticipate incurring such costs, please advise the travel department when making flight arrangements. Flight arrangements should be made through the Firm’s travel department.

Transportation of Household Goods: You will be entitled to one air shipment of personal effects (excluding furniture) to New York to a maximum of 500 lbs. plus an additional 100 lbs for each dependent. You will also be entitled to surface shipment of household goods (furniture and other items that may have exceeded the limitation of the air shipment) to the maximum capacity of a 40-foot container (approx. 2000 cubic feet.).

Lease Cancellation: The Firm will reimburse you for reasonable costs associated with the cancellation of your lease agreement in New York. The maximum reimbursement will be two months rental expenses only where duplicate housing costs are incurred and this will be the lesser amount of such rental costs as determined under the old and new leases.

Broker’s Fee: The Firm will reimburse any customary broker’s fee up to 12 percent required to be paid for the rental of an apartment in New York.

Auto Loss: You will be entitled to reimbursement on all or part of the loss on the disposition of an automobile. This is determined by the difference between the current retail price (as determined by Parkers) and the actual selling price, capped at 25% of the retail price or GBP 3,000, whichever is lower. There is a limit of one car per licensed driver, and a maximum of two cars per family. Please go to the Parkers website (www.parkers.co.uk) to obtain an evaluation for your vehicle.

Tax Effects of Relocation Benefits: A portion of your reimbursed relocation and temporary living expenses and all of your relocation allowance may be considered taxable income in the United Kingdom and the United States of America. However, the Firm will reimburse you for any United Kingdom or United States of America income tax liability resulting from relocation related payments.

Housing Allowance: You will receive a monthly housing allowance of $18,333 to facilitate the maintenance of your United Kingdom residence while you are residing in the United States.